Exhibit 4.16

Rose Holdco Pte Ltd.

Horizon Quantum Computing Pte. Ltd.

29 Media Cir., #05-22

Singapore, 138565

March 9, 2026

IonQ, Inc.

3755 Monte Villa Parkway

Bothell, WA 98021

Attn: Paul T. Dacier, Chief Administrative Officer and Chief Legal Officer

Re:	Amendment

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Letter Agreement”), dated December 4, 2025, by and among IonQ, Inc. (the “Strategic Investor”), Rose Holdco Pte. Ltd. (Company Registration No.: 202537774K), a Singapore private company limited by shares (“Holdco”), Horizon Quantum Computing Pte. Ltd. (Company Registration No.: 201802755E), a Singapore private limited company by shares (“Horizon”), and dMY Squared Technology Group, Inc., a Massachusetts corporation (“SPAC”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Letter Agreement.

In exchange for consideration, the receipt and adequacy of which each party hereto hereby acknowledges, the parties hereto hereby agree as follows:

1. Amendment. Section 3 of the Letter Agreement is hereby deleted in its entirety.

2. Miscellaneous. Except as modified by this letter agreement, the Letter Agreement shall remain in full force and effect. The provisions of Section 7 and Section 10 of the Subscription Agreement shall apply to this letter agreement, mutatis mutandis.

[Signature Page Follows]

Very truly yours,

ROSE HOLDCO PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
Name:	Joseph Francis Fitzsimons
Title:	Authorized Signatory

HORIZON QUANTUM COMPUTING PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
Name:	Joseph Francis Fitzsimons
Title:	Chief Executive Officer

DMY SQUARED TECHNOLOGY GROUP, INC.

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Chief Executive Officer and Chief Financial Officer

Acknowledged and Agreed:

IONQ, INC.

By:	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	Chief Administrative Officer and Chief Legal Officer